Exhibit 5.15

October 31, 2006

National Mentor Holdings, Inc.

313 Congress Street, 6th Floor

Boston, MA  02210

Ladies and Gentlemen:

We have acted as special West Virginia counsel to National Mentor Holdings, Inc., a Delaware corporation (the “Company”) and to the subsidiaries listed on Schedule I hereto (the “West Virginia Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by National Mentor Holdings, Inc. (the “Company”), the West Virginia Guarantors and the subsidiaries of the Company listed on Schedule II hereto (the “non-West Virginia Guarantors” and together with the West Virginia Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $180,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the West Virginia Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of June 29, 2006 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $180,000,000 aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement (collectively the “Transaction Documents”). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. Additionally, we have with your consent, assumed and relied upon the following:

(a)                                  the accuracy and completeness of all facts set forth in all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all factual representations, warranties, schedules and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein;

(b)                                 all parties to the documents reviewed by us (other than the West Virginia Guarantors) are duly organized, validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties;

(c)                                  we assume without independent inquiry or investigation, that legal consideration both exists and is adequate to support the enforceability of the Transaction Documents; and

(d)                                 the Trustee will exercise its rights and remedies under the Transaction Documents and applicable law in good faith, with fair dealing and in a commercially reasonable manner and the Trustee is not  aware of any inaccuracies in the representations or warranties made by any party in the Transaction Documents.

We have assumed further that (1) the Company and the Guarantors have duly authorized, executed and delivered the Indenture in accordance with the law of New York and (2) the execution, delivery and performance by the Company and the Guarantors of the Indenture, the Exchange Securities and the Guarantees do not and will not violate the law of New York or any other applicable laws (excepting the law of the State of West Virginia).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the West Virginia Guarantors enforceable against the West Virginia Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; .

The opinions that are expressed herein are further subject to the following exceptions, limitations, assumptions and qualifications.

A.                                   We express no opinion (i) with respect to any governmental rule or regulation relating to securities matters or any “blue sky” law, (ii) with respect to any governmental law, rule or regulation relating to tax matters, environmental matters or the ownership, construction, operation or maintenance of any property or (iii) with respect to whether the provisions of any of the Transaction Documents will be enforceable by a decree of specific performance.

B.                                     This Opinion Letter is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed in it.

C.                                     We express no opinion regarding any matter involving the licensing and/or regulation of any nursing home, hospice, residential care community or other health care provider as the same are defined in West Virginia Code Section 16-1-1 et seq.

D.                                    We express no opinion as to any of the following: (a) the adequacy of the consideration for the Guarantee, Indenture and/or Exchange Securities; (b) the accuracy or completeness of any financial, accounting or statistical information furnished by the West Virginia Guarantors to any third party; (c) the financial status of the West Virginia Guarantors; (c) the West Virginia Guarantors’ ability to perform their obligations under the Transaction Documents other than as specifically opined herein; and (d) the accuracy or completeness of any representations made by the West Virginia Guarantors other than as specifically opined herein.

E.                                      Certain laws and decisions applicable in the State of West Virginia may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Transaction Documents. Such laws and decisions do not affect the validity, of the Transaction Documents taken as a whole, and the Transaction Documents, taken together with applicable law, contains adequate provisions for enforcing the obligations of the borrower thereunder and for the practical realization of the material benefits conveyed by the Transaction Documents. We further advise you that a West Virginia Court may not strictly enforce certain provisions of the Transaction Documents or allow acceleration of the maturity of the indebtedness if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances.

F.                                      Without limiting the generality of Paragraph E of the exceptions portion of this letter, we express no opinion as to the validity or enforceability of any provision in any Transaction Document, (1) modifying or waiving any requirement of commercial reasonableness or prior notice or the right of redemption arising under any law, (2) waiving any rights afforded to any party thereto under any constitutional provision, (3) waiving the rights afforded to any party under any statute, or by which any party thereto waives any rights afforded to such party by applicable law, except to the extent such waiver expressly is permitted by statute, (4) imposing penalties, forfeitures, increased rates or late payment charges upon delinquency in payment or the occurrence of an event of default; (5) requiring the payment of interest on interest; (6) waiving any right to jury trial; or (7) waiving any right with respect to consent to jurisdiction or venue.

G.                                     We express no opinion as to the enforceability of any rights to indemnification or contribution provided in the Transaction Documents which may be deemed violative of public policy or any rights of setoff or similar rights provided in the Transaction Documents.

H.                                    We express no opinion as to the enforceability of any provision that would purport to permit any party to confess judgment against the West Virginia Guarantors.

I.                                         We express no opinion as to the validity or enforceability of any covenant of the Transaction Documents that is not set forth in full in such Transaction Document but which is incorporated by reference to another document.

J.                                        We have made no investigation and express no opinion as to the applicability to the Transaction Documents or to the transaction contemplated thereby of provisions of the Federal Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers.

K.                                    Our opinions are subject to Section 522 of the United States Bankruptcy Code.

We do not express any opinion herein concerning any law other than the law of the State of West Virginia. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement. We also consent to (i) the Trustee relying as to matters of West Virginia law on this opinion and (ii) Simpson Thacher & Bartlett LLP’s relying as to matters of West Virginia law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

We note that whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the knowledge of the particular attorneys who have represented the Company and the West Virginia Guarantors during the course of our representation. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts not expressly referenced herein should be drawn as a result of the limited representation undertaken by us.

Very truly yours,

/s/ Robinson & McElwee PLLC

ROBINSON & McELWEE PLLC

By:	Charles Saffer

Its:	Associate

SCHEDULE I

WEST VIRGINIA GUARANTORS

REM Community Options, Inc.

REM West Virginia, Inc.

SCHEDULE II

NON-WEST VIRGINIA GUARANTORS

Center for Comprehensive Services, Inc.

Cornerstone Living Skills, Inc.

Family Advocacy Services, LLC

First Step Independent Living Program, Inc.

Homework Center, Inc.

Horrigan Cole Enterprises, Inc.

Illinois Mentor, Inc.

Loyd’s Liberty Homes, Inc.

Massachusetts Mentor, Inc.

Mentor Management, Inc.

Mentor Maryland, Inc.

National Mentor Healthcare, LLC

National Mentor Holdings, LLC

National Mentor, LLC

National Mentor Services, Inc.

National Mentor Services, LLC

Ohio Mentor, Inc.

REM Arizona Rehabilitation, Inc.

REM Arrowhead, Inc.

REM Central Lakes, Inc.

REM Colorado, Inc.

REM Community Payroll Services, LLC

REM Connecticut Community Services, Inc.

REM Consulting & Services, Inc.

REM Consulting of Ohio, Inc.

REM Developmental Services, Inc.

REM Health, Inc.

REM Health of Iowa, Inc.

REM Health of Nebraska, LLC

REM Health of Wisconsin, Inc.

REM Health of Wisconsin II, Inc.

REM Heartland, Inc.

REM Hennepin, Inc.

REM Home Health, Inc.

REM, Inc.

REM Indiana Community Services, Inc.

REM Indiana Community Services II, Inc.

REM Indiana, Inc.

REM Iowa Community Services, Inc.

REM Iowa, Inc.

REM Management, Inc.

REM Maryland, Inc.

REM Minnesota Community Services, Inc.

REM Minnesota, Inc.

REM Nevada, Inc.

REM New Jersey, Inc.

REM North Dakota, Inc.

REM North Star, Inc.

REM Ohio, Inc.

REM Ohio Waivered Services, Inc.

REM Pennsylvania Community Services, Inc.

REM Ramsey, Inc.

REM River Bluffs, Inc.

REM South Central Services, Inc.

REM Southwest Services, Inc.

REM Utah, Inc.

REM Wisconsin, Inc.

REM Wisconsin II, Inc.

REM Wisconsin III, Inc.

REM Woodvale, Inc.

South Carolina Mentor, Inc.

Unlimited Quest, Inc.

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